SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

March 13, 2009

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Thursday, April 16, 2009, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders are being asked to vote on the election of three directors.

Regardless of the size of your holdings, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy card in the accompanying envelope or vote by telephone or via the Internet in accordance with the instructions provided by your broker as soon as possible. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

I am very pleased that you have chosen to invest in Unitil Corporation, and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2009.

Sincerely,

Robert G. Schoenberger

Chairman of the Board of Directors,

Chief Executive Officer and

President

Hampton, New Hampshire

March 13, 2009

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 16, 2009 at 10:30 A.M. for the following purposes:

1.	To elect three Directors of the Company, each to serve a three-year term.

2.	To transact any other business as may properly be brought before the annual meeting.

The Company’s Board of Directors directed the Company to prepare the enclosed form of proxy card and to send it to you.

The Board of Directors fixed February 6, 2009 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

THURSDAY, APRIL 16, 2009

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders of record at www.envisionreports.com/UTL and for shareholders who beneficially own their shares in street name at www.edocumentview.com/UTL.

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the annual meeting, please be sure your shares are represented at the annual meeting.

If you are a shareholder of record, please SIGN, DATE AND RETURN the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. Alternatively, you may vote your shares in person at the annual meeting. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the annual meeting or in person at the annual meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to change your instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your instructions.

March 13, 2009

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 16, 2009

Unitil Corporation (“Unitil” or “the Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2008) to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board of Directors” or “the Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled to and requested to vote on the proposal described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp. (“Unitil Power”); Unitil Realty Corp. (“Unitil Realty”); Unitil Resources, Inc. (“Unitil Resources”); Unitil Service Corp. (“Unitil Service”); and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Thursday, April 16, 2009 at 10:30 A.M at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 16, 2009.

Matters to be Considered

The Annual Meeting will be held for the purpose of electing three Directors of the Company, each to serve a three-year term. The Board of Directors has nominated Robert G. Schoenberger, Charles H. Tenney III and Sarah P. Voll for re-election as Directors and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors. Additionally, the Annual Meeting will be held for the purpose of transacting any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you own shares of the Company’s common stock as of the close of business on February 6, 2009 (the “Record Date”). As of the Record Date, the Company had 8,063,197 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote must be present or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

Record Holders.  If your shares of common stock are registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the annual meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by delivering a properly completed proxy card. By properly completing and delivering the accompanying proxy card, you designate Robert G. Schoenberger and Mark H. Collin as proxies and they will vote your shares in the manner that you specify on the proxy card or, if you do not give any specification with respect to a matter, FOR such matter. Your delivery of a proxy card will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Unitil’s Corporate Secretary at the address listed on page 9 of this proxy statement so as to be delivered prior to the Annual Meeting.

Street Holders.  If your shares of common stock are held in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder “) and your bank, broker other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder may direct his, her or its bank, broker, or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee. If a broker holds your shares and you do not direct the broker on how to vote the shares, then (i) the broker typically has discretionary authority to vote the shares on routine proposals and (ii) the broker typically does not have discretionary authority to vote the shares on non-routine proposals. Therefore, it is important for Street Name Holders to direct their brokers on how to vote their shares.

Street Name Holders may change how their bank, broker, or nominee will vote their shares by following the procedures provided by their bank, broker, or nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the record date, February 6, 2009, by (i) each person known to the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each Director of the Company, (iii) each executive officer named in the Summary Compensation Table under the caption “Compensation of Named Executive Officers” below (the “Named Executive Officers”) and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole investment power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and executive officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Owners:
Brown Advisory Holdings Incorporated (1)
901 South Bond Street, Suite 400 Baltimore, Maryland 21231	911,668	11.3%
Directors: (2)
Dr. Robert V. Antonucci	1,077	*
David P. Brownell	2,882	*
Michael J. Dalton (3)	12,077	*
Albert H. Elfner, III	6,794	*
Edward F. Godfrey (4)	2,303	*
Michael B. Green	2,319	*
Eben S. Moulton	10,739	*
M. Brian O’Shaughnessy	4,185	*
Charles H. Tenney III (5)	148,830	1.8%
Dr. Sarah P. Voll	1,886	*
Named Executive Officers: (2) (6)
Robert G. Schoenberger (7) Chairman of the Board, Chief Executive Officer and President	100,693	1.2%
Mark H. Collin (8) Senior Vice President, Chief Financial Officer and Treasurer	15,532	*
Thomas P. Meissner, Jr. (9) Senior Vice President and Chief Operating Officer	12,629	*
George R. Gantz (10) Senior Vice President, Unitil Service	17,745	*
Todd R. Black (11) President, Usource	10,845	*
All Directors and Executive Officers as a Group (19 Persons) (12)	383,635	4.7%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G filed by Brown Advisory Holdings Incorporated on behalf of itself and Brown Advisory Securities, LLC with the Securities and Exchange Commission on February 17, 2009. Brown Advisory Holdings Incorporated is the beneficial owner of 911,668 shares of common stock, of which it has no sole voting or dispositive power, no shared voting power, and shared dispositive power as to 911,668 shares.
(2)	Based on information furnished to Unitil by the Directors and executive officers.
(3)	Included are 7,838 shares held by a member of Mr. Dalton’s family. He has no voting power or investment power with respect to, and no beneficial interest in, such shares.
(4)	The shares held by Mr. Godfrey are included as part of a pledge agreement.
(5)	Included are 1,220 shares that are held in trust for Mr. Tenney under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Tenney has voting power only with respect to the shares credited to his account. Also included are 142,986 shares that are held by The Charles H. Tenney, II 1995 Trust, of which Mr. Tenney is the co-trustee. Mr. Tenney has shared voting power and shared dispositive power with respect to such shares and a 50% pecuniary interest in such shares. Does not include (i) 7,378 shares that are held by The Tenney Trust or (ii) 2,261 shares that are held by The Trust under the Will of Charles H. Tenney, in each case in which Mr. Tenney has a pecuniary interest in such shares but does not have voting power or dispositive power with respect to such shares.
(6)	Options held under the 1998 Stock Option Plan represent unissued shares of common stock that are currently exercisable but remain unexercised are not included in the total shares outstanding as of the record date, but are included in the number of shares of common stock deemed beneficially owned for each executive officer referred to in the table and the associated percentage of ownership calculation.
(7)	Included are 3,781 shares that are held in trust for Mr. Schoenberger under the terms of the 401(k). Mr. Schoenberger has voting power only with respect to the shares credited to his account. Also included are 60,000 fully vested option shares that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, 20,000 of which are subject to expiration and forfeiture on March 5, 2009, and 11,475 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(8)	Included are 1,999 shares that are held in trust for Mr. Collin under the terms of the 401(k). Mr. Collin has voting power only with respect to the shares credited to his account. Also included are 5,000 fully vested option shares that Mr. Collin has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, 1,500 of which are subject to expiration and forfeiture on March 5, 2009, and 3,684 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(9)	Included are 739 shares that are held in trust for Mr. Meissner under the terms of the 401(k). Mr. Meissner has voting power only with respect to the shares credited to his account. Also included are 3,000 fully vested option shares that Mr. Meissner has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, 1,000 of which are subject to expiration and forfeiture on March 5, 2009, and 3,834 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(10)	Included are 7,500 fully vested option shares that Mr. Gantz has the right to purchase upon the exercise of those options under the terms of our 1998 Stock Option Plan, 2,500 of which are subject to expiration and forfeiture on March 5, 2009, and 2,150 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(11)	Included are 936 shares that are held in trust for Mr. Black under the terms of the 401(k). Mr. Black has voting power only with respect to the shares credited to his account. Also included are 5,700 fully vested option shares that Mr. Black has the right to purchase upon the exercise of those options under our 1998 Stock Option Plan, 1,700 of which are subject to expiration and forfeiture on March 5, 2009, and 1,351 shares of unvested restricted stock granted under the terms and conditions of our Restricted Stock Plan.
(12)	Included are 93,200 shares that Executive Officers have the right to purchase upon the exercise of options under the 1998 Stock Option Plan, as of February 6, 2009, of which 30,700 are subject to expiration and forfeiture on March 5, 2009. Also included are 26,020 shares of unvested restricted stock granted under the terms and conditions of the Restricted Stock Plan. For additional information on the 1998 Stock Option Plan and the Restricted Stock Plan, see the Compensation Discussion and Analysis beginning on page 22. With the exception of Mr. Godfrey’s shares noted above, no other shares held by any Director or executive officer have been pledged.

Description of Management

The table below shows executive officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman, chief executive officer and president of the Company, is included in the section of this proxy statement entitled Information About Nominees for Director on page 14.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	50	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	46	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
George R. Gantz Senior Vice President, Unitil Service	57	Mr. Gantz has been Unitil’s senior vice president, customer services and communications (Unitil Service), since January 2003. Mr. Gantz joined Unitil in 1983 and served as Unitil’s senior vice president, communication and regulation, from 1994 to 2003.
Todd R. Black President, Usource	45	Mr. Black has been president of Usource since June 2003. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 to 2003.
Laurence M. Brock Controller & Chief Accounting Officer	55	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller and is a Certified Public Accountant in the state of New Hampshire.
George E. Long, Jr. Vice President, Unitil Service	52	Mr. Long has been Unitil’s vice president, administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Raymond J. Morrissey Vice President, Unitil Service	61	Mr. Morrissey has been Unitil’s vice president, information systems (Unitil Service), since February 2003. Mr. Morrissey served as Unitil’s vice president of customer service from 1992 to 2003, and from 1991 to 1992, he was the general manager of Unitil’s subsidiary, Fitchburg. Mr. Morrissey joined Unitil in 1985.
Sandra L. Whitney Corporate Secretary	45	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (the “SEC”) and by the New York Stock Exchange (“NYSE”) and emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor new developments and adopt changes and institute procedures as appropriate.

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted and documented Corporate Governance Guidelines and Policies of the Board of Directors (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, communication and transparency. The Company believes that the ethical character, integrity and values of the Board of Directors and senior management remain the most important safeguards of good corporate governance at Unitil.

The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review on the Company’s website at www.unitil.com/content/investors, and are available in print to any shareholder or other interested party upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed on page 9.

General Governance Policies of the Board

The Board of Directors is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board of Directors must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty, care and obedience. The Board of Directors also has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 70. Directors are not, however, subject to specific term limits. Due to the complexity of the business of the Company, the increased insight that a Director is able to develop over a period of time is valued. A lengthy tenure on the Board provides an enhanced contribution to the Board and is therefore in the best interest of shareholders. The Board of Directors and each committee also conduct an annual self-evaluation on key Board and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Code of Ethics

In January, 2004, the Board of Directors unanimously approved the Company’s Code of Ethics. The Code of Ethics is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees. A copy of the Code of Ethics can be viewed in its entirety on the Company’s website at

www.unitil.com/content/investors. Should the Board adopt any changes to, or waivers of, the Company’s Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board of Directors, and all members of the Audit, Compensation and Nominating Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual – Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standard set forth by the NYSE and the board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standard require that the Board of Directors annually affirm the independent status of non-employee or “outside” Directors. The Board of Directors makes this affirmation annually in January, and based on its last comprehensive review on January 15, 2009, the Board determined at that time that the following members of the Board are independent without exception:

Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Charles H. Tenney III
Michael J. Dalton	Michael B. Green	Dr. Sarah P. Voll
Eben S. Moulton

The NYSE independence standard is not applied to Robert G. Schoenberger, who is the chairman of the board, chief executive officer and president of the Company.

Unitil’s Corporate Governance Guidelines and the NYSE independence standard can be viewed on the Company’s website at www.unitil.com/content/investors.

During its annual independence review and affirmation, the Board of Directors applies the independence standard set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board of Directors who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Meeting Attendance

The Company expects members of the Board of Directors to make a determined effort to attend all meetings of the Board and applicable committees. The Board of Directors met a total seven times in 2008. During 2008, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees and, on average, Directors attended 98.7% of such meetings.

Directors are encouraged to attend the annual meeting of shareholders, although there is no formal requirement to attend. In 2008, nine Directors attended the annual meeting of shareholders.

Non-employee members of the Board of Directors have the opportunity to meet in executive session, without members of management present, following the adjournment of each Board and committee meeting. During 2008, the Board met in executive session on four occasions. Albert H. Elfner, III, chairman of both the Executive Committee and of the Nominating Committee, presided at these meetings.

Communications with the Board

Shareholders and other interested parties desiring to communicate with the Board of Directors, a committee of the Board of Directors, or a member of the Board of Directors may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such mail for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating Committee is the standing committee of the Board of Directors responsible for recommending to the Board of Directors the slate of Director nominees for election by shareholders. The Board of Directors reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board of Directors prior to the expiration of his or her term, the Board of Directors may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. Minimum criteria for Director nominees are set forth in the Corporate Governance Guidelines, as well as in the charter of the Nominating Committee (the “Nominating Committee Charter”). A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of business, finance, and utility regulation. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating Committee will consider nominees identified by the Committee, by other members of the Board, by shareholders, or through other sources. When current Board members are considered for nomination for reelection, the Nominating Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

In September 2008, the Nominating Committee engaged the firm of Russell Reynolds Associates to assist the Nominating Committee in identifying and evaluating potential Board member candidates. Russell Reynolds Associates identified potential candidates using selection criteria and qualifications established by the Nominating Committee. The Nominating Committee is in the process of assessing each potential candidate based on information provided by Russell Reynolds Associates.

Shareholders who wish to recommend and nominee may do so by sending the following information to the Nominating Committee c/o the Corporate Secretary at the address listed under the heading “Shareholder Communications with the Board”: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating Committee by any shareholder in connection with the 2009 annual meeting. Any shareholder desiring to present a nomination for consideration by the Nominating Committee prior to the 2010 annual meeting must do so prior to November 7, 2009, in order to provide adequate time to fully evaluate the proposed nominee.

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with Related Persons (as defined below), in accordance with its charter (the “Audit Committee Charter”). The Company had no transactions with Related Persons in 2008, and there are no transactions currently proposed for 2009.

Transactions between the Company or its subsidiaries and Related Persons may present risks, conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics generally requires all employees, officers and Directors to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person. Therefore:

•

all Related Person Transactions and all material terms of the transactions must be communicated to the Audit Committee, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, must be reviewed and, if appropriate, approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Company’s Board of Directors during the required annual affirmation of independence, at which the members of the Audit Committee shall be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s officers and Directors and provided to the Audit Committee by the Corporate Secretary or the Director of Internal Audit and Controls;

•	background information on nominees for Director provided by the Nominating Committee of the Board of Directors; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual.

Exemption Clause:

Item 404(a)(7)(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of SEC Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com/content/investors.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board of Directors for the primary purpose of overseeing the Company’s compensation and benefits programs. The Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Compensation Committee has the authority to invite executive officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Robert G. Schoenberger, chairman, chief executive officer (“CEO”) and president of the Company, and George E. Long, Jr., vice president of administration of the Company, serve the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the executive officers of the Company reporting directly to him. Mr. Schoenberger recuses himself from discussions and decisions regarding his own salary and incentive compensation.

The Committee also has the authority to retain outside counsel, special consultants or experts to advise the Committee as the Committee deems appropriate or necessary in its sole discretion, and receive funding from the Company to engage such advisors, and has sole authority to approve related fees and retention terms.

In 2008, the Committee retained the Hay Group (i) to provide market data and advice on general salary policy, merit increases, incentive plan design, and other compensation matters for all employees, including the Named Executive Officers, (ii) to provide special analysis and data relative to the total compensation of the CEO using both the Hay Utility Compensation database and an analysis of proxy data for publicly traded investor-owned utilities and (iii) to recommend competitive market targets for each component of CEO pay based on the compensation philosophy communicated to the Hay Group by the Committee. At the end of 2008, the Committee conducted a search for a new compensation consultant, and after a formal review process, selected Towers Perrin as the new compensation consultant for 2009. Towers Perrin will conduct a complete review of compensation and benefit programs that cover the general employee population during 2009, and will conduct a complete review of executive compensation in 2010.

The Compensation Committee may undertake any action and exercise such power and authority as necessary or appropriate to the discharge of the responsibilities and duties (i) set forth in the Compensation Committee Charter and the Company’s Bylaws, (ii) required by the Corporate Governance Standards of the NYSE or other applicable laws, rules or regulations, or (iii) otherwise determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are David P. Brownell, Michael J. Dalton, Eben S. Moulton, who serves as chairman, and Sarah P. Voll. Mr. Dalton retired from the Company in 2003, and most recently served as president and chief operating officer. The Board of Directors determined that Mr. Dalton is an independent Director under the independence standards of the NYSE. The other three members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no executive officer or Director of the Company serves on the board of directors or compensation committee of another company where an executive officer or director of the other company also serves on the Unitil Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2008, and written representations from certain reporting persons that such forms were not required to be filed by those persons in 2008, the Company believes that all filing requirements applicable to its officers and Directors during 2008 and through February, 2009, were met.

Proposal 1:  Election of Directors

Article II of Unitil’s By-Laws provides for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Director

Mr. Schoenberger, Mr. Tenney and Dr. Voll are standing for re-election as Directors this year upon the unanimous recommendation of the members of the Nominating Committee and the unanimous approval of the Board of Directors. Each nominee has been a member of the Board of Directors since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past five years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2012

Director Since

Robert G. Schoenberger, Age 58	1997

Chairman of the Board and chief executive officer, since 1997, as well as president, since 2003, of Unitil. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority (state-owned utility operating 6,000 Mw of generation and 1,400 miles of high voltage transmission) from 1993 until 1997. Mr. Schoenberger also serves as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, since 1998, and as a director of SatCon Technology Corporation, Boston, Massachusetts (a company engaged in the development and manufacture of power electronics and control systems) since 2007. Mr. Schoenberger also served as a director of the Greater Seacoast (New Hampshire) United Way from 1998 until 2004, the New England Gas Association from 1999 until 2002, and the Southwest Power Pool from 2003 until 2005.

Charles H. Tenney III, Age 61	1992

Former director of operations of BrainShift.com, Inc., Medford, Massachusetts (a learning technology development company) from 2002 until 2008. Mr. Tenney is currently a director of The BrainShift Foundation (a non-profit division of BrainShift.com, Inc. engaged in energy conservation). Mr. Tenney also served as a member of the board of overseers of the Huntington Theater Company, Boston, Massachusetts, from 2004 until 2006.

Dr. Sarah P. Voll, Age 66	2003

Retired vice president, National Economic Research Associates, Inc., (“NERA”), Washington, DC, (a firm of consulting economists specializing in industrial and financial economics) since 2007. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

Information About Directors Whose Terms of Office Continue Until 2010 or 2011

	Director Since	Term to Expire

Dr. Robert V. Antonucci, Age 63	2004	2011

President of Fitchburg State College (“FSC”) in Fitchburg, Massachusetts, since 2003. Prior to his employment with FSC, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003, and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts, from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. Dr. Antonucci also serves as a trustee of Eastern Bank (formerly Plymouth (Massachusetts) Savings Bank) since 1988.

David P. Brownell, Age 65	2001	2011

Retired senior vice president of Tyco International Ltd., (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell was also the interim president of the University of New Hampshire Foundation (“UNHF”), former vice chairman of the board of UNHF, former volunteer board president of the Greater Seacoast (New Hampshire) United Way, and a former board member of the New Hampshire Junior Achievement Advisory Council.

Michael J. Dalton, Age 68	1984	2010

Retired president and chief operating officer of Unitil since 2003. Mr. Dalton has been a member of the Industrial Advisory Board of the University of New Hampshire College of Engineering and Physical Sciences since 2003. Mr. Dalton also served as a director of the New England Gas Association, the Electric Council of New England, the UNHF, the University of New Hampshire Alumni Association, and the University of New Hampshire President’s Council.

Albert H. Elfner, III, Age 64	1999	2011

Retired chairman and chief executive officer of Evergreen Investment Management Company, Boston, Massachusetts, since 1999. Mr. Elfner is also a director of NGM Insurance Company (“NGM”), Jacksonville, Florida, as well as a member of the NGM finance committee.

Edward F. Godfrey, Age 59	2002	2010

Retired executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, since 1998. Also at Keystone, Mr. Godfrey was senior vice president, chief financial officer and treasurer from 1988 until 1996. Mr. Godfrey is also a director of VehiCare, LLC, Charlotte, North Carolina, since 2006.

Michael B. Green, Age 59	2001	2011

President and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, since 1992. Mr. Green is also a member of the adjunct faculty, Dartmouth Medical School, Dartmouth College, Hanover, New Hampshire. In addition, Mr. Green also currently serves on the board of the Foundation for Healthy Communities, is a director of the New Hampshire Hospital Association, a director of New Hampshire Business Committee for the Arts, and a director of Merrimack County Savings Bank including membership on the bank’s investment and audit committees.

Eben S. Moulton, Age 62	2000	2010

Managing partner of Seacoast Capital Corporation, Danvers, Massachusetts (a private investment company) since 1995. Mr. Moulton is also a director of IEC Electronics (a complex circuit boards manufacturer), a director of six private companies, and a trustee of Colorado College, Colorado Springs, Colorado.

M. Brian O’Shaughnessy, Age 66	1998	2011

Chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1988. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the board of directors of the Coalition for a Prosperous America, three copper industry trade associations, three manufacturing associations in New York State regarding energy-related issues, and the Economic Development Growth Enterprise of Mohawk Valley.

Compensation of Directors

The following table shows the compensation paid to the members of the Board of Directors in 2008.

DIRECTORS’ COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Non- qualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert V. Antonucci (4)	23,000	5,498	—	—	—	—	28,498
David P. Brownell (5)	29,800	5,498	—	—	—	—	35,298
Michael J. Dalton (6)	25,000	5,498	—	—	—	—	30,498
Albert H. Elfner, III (7)	37,000	5,498	—	—	—	—	42,498
Edward F. Godfrey (8)	28,000	5,498	—	—	—	—	33,498
Michael B. Green (9)	23,000	5,498	—	—	—	—	28,498
Eben S. Moulton (10)	36,000	5,498	—	—	—	—	41,498
M. Brian O’Shaughnessy (11)	30,000	5,498	—	—	—	—	35,498
Robert G. Schoenberger (12)	—	—	—	—	—	—	—
Charles H. Tenney III (13)	23,000	5,498	—	—	—	—	28,498
Sarah P. Voll (14)	24,000	5,498	—	—	—	—	29,498

NOTES:

(1)	The amount reflected is the cash equivalent value of the stock portion of the 2008-2009 annual retainer, received on December 4, 2008, in the form of 245 shares of Unitil common stock.
(2)	Members of the Board do not receive option awards or participate in any equity incentive compensation plan. Members of the Board of Directors do not receive non-equity compensation pursuant to any non-equity incentive compensation plan.
(3)	Members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. The Company does not have a nonqualified deferred compensation plan.
(4)	Dr. Antonucci is a member of the Audit Committee.
(5)	Mr. Brownell is a member of both the Compensation Committee and the Nominating Committee.
(6)	Mr. Dalton is a member of the Compensation Committee, and also serves on the Pension Committee.
(7)	Mr. Elfner is the chairman of both the Executive Committee and the Nominating Committee. Mr. Elfner also serves on the Pension Committee.
(8)	Mr. Godfrey is the chairman of the Audit Committee.
(9)	Mr. Green is a member of the Audit Committee.
(10)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee.
(11)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating Committee.
(12)	As chairman of the board, chief executive officer and president of the Company, Mr. Schoenberger receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board of Directors of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is presented on page 34.
(13)	Mr. Tenney is a member of the Executive Committee.
(14)	Dr. Voll is a member of the Compensation Committee.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting Director compensation, the Company considers the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill-level required of members of the Board. The Directors’ current compensation schedule has been in place since July 2005. The Directors’ annual retainer year is for the one-year period beginning July 1 and ending June 30. This period coincides with the election of Directors at the annual meeting of shareholders in April, as well as the annual appointment of committee members in June. The annual retainer year period has been in place for Directors since the Company’s inception in 1984.

Members of the Board of Directors who are not officers of Unitil or any of its subsidiaries are entitled to an annual retainer fee of $12,500, of which $7,000 is paid in cash and $5,500 is used to purchase shares of Unitil common stock on the open market. Members of the Board also receive $1,000 for each Board Meeting they attend.

Non-chair members of the Audit Committee, Compensation Committee and Executive Committee receive an annual retainer fee of $3,000 and $1,000 for each committee meeting attended. Non-chair members of the Nominating Committee receive an annual retainer fee of $2,000 and $1,000 for each committee meeting attended. The chairs of the Audit Committee, the Compensation Committee, and the Executive Committee each receive an annual retainer fee of $8,000 and $1,000 for each committee meeting attended. The chairman of the Nominating Committee receives an annual retainer fee of $4,000 and $1,000 for each committee meeting attended. Directors who serve on the Pension Committee also receive a meeting fee of $1,000 for each meeting attended. No retainer fee is paid to the members of the Pension Committee, which is not considered to be one of the standing committees of the Board. Those Directors of Unitil who also serve as Directors of Fitchburg, Granite, Northern, and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 for each Fitchburg, Granite, Northern, and Unitil Energy Board Meeting attended. Fitchburg, Granite, Northern, and Unitil Energy do not pay the Directors an annual retainer fee. All Directors are entitled to reimbursement of expenses incurred in connection with their attendance at Board meetings and meetings of any committee of which they are a member.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board of Directors consists of three Directors who are not officers of the Company and are independent as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Audit Committee are Dr. Robert V. Antonucci, Edward F. Godfrey, who serves as chairman, and Michael B. Green. On September 29, 2006, the Board of Directors confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held five meetings in 2008 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent accountant. Annually, the Audit Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 23, 2008. The Audit Committee Charter is available on the Company’s website at www.unitil.com/content/investors. The Audit Committee Report, which appears on page 20, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board of Directors consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. The Compensation Committee held six meetings in 2008. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Compensation Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on January 14, 2009. The Compensation Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Executive Committee

The Executive Committee of the Board of Directors held five meetings in 2008. Its members are Albert H. Elfner, III, who serves as chairman, Eben S. Moulton, M. Brian O’Shaughnessy, Robert G. Schoenberger, and Charles H. Tenney III. With the exception of Mr. Schoenberger, all committee members are independent as defined in the NYSE Listed Company Manual. The Executive Committee’s responsibilities are to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans, as well as the annual review of CEO performance. The Executive Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last reviewed, ratified and amended on September 24, 2008. The Executive Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Nominating Committee

The Nominating Committee of the Board of Directors consists of three Directors who are independent as defined in the NYSE Listed Company Manual. The Nominating Committee held five meetings in 2008. Its members are David P. Brownell, Albert H. Elfner, III, who serves as chairman, and M. Brian O’Shaughnessy. The responsibilities of the Nominating Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors, and the annual review of Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating Committee’s duties also include the review and oversight of corporate governance standards. The Nominating Committee operates under the Nominating Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating Committee Charter was last reviewed, ratified and amended on January 14, 2009. The Nominating Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with the independent accountant the matters required to be discussed by the Statement on Auditing Standards No 61, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, as adopted by the PCAOB in Rule 3526, and has discussed with the independent accountant the independent accountant’s independence.

During 2008, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of Forms 10-Q with the SEC. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2008 with management and the independent accountant. Based on the reviews with management and the independent accountant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Vitale, Caturano & Company, P.C. (“VCC”), the Company’s independent registered public accountants, for the years ended December 31, 2008, and December 31, 2007.

Fiscal 2008	Fiscal 2007

Audit Fees	$539,740	$291,616
Audit-Related Fees	$261,193	$60,787
Tax Fees	$36,738	$43,225
All Other Fees	$0	$0
Total Fees	$837,671	$395,628

Audit Fees:  In 2008 and 2007, this category includes fees incurred for professional services rendered by VCC for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal controls over financial reporting. In 2008, this category also includes fees for the financial statement audits of Northern and Granite, which were acquired by the Company on December 1, 2008.

Audit-Related Fees:  In 2008 and 2007, this category includes fees incurred for professional services rendered by VCC for auditing the Company’s employee benefit plans. In 2008, this category also includes fees of approximately $190,000 for comfort letters and consents related to filings with the SEC.

Tax Fees:  In 2008 and 2007, the category includes fees incurred for professional services rendered by VCC in connection with benefit plan tax return preparation and benefit plan compliance filings.

All Other Fees:  VCC did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s independent accountant, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by VCC during fiscal 2008.

Compensation Committee Report

The following report is submitted by the Compensation Committee of Unitil Corporation with respect to the review and approval of the Compensation Discussion and Analysis, which appears below.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2009 Annual Meeting of Shareholders.

Compensation Committee Members

David P. Brownell, Michael J. Dalton, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board of Directors and the Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Committee maintains a set of guiding principles for setting executive compensation, originally adopted by the Committee in 2006, which are discussed below. Additional information concerning the processes and operational procedures followed by the Committee can be found in the Corporate Governance section of this proxy statement under the heading “Compensation Committee Operations” on page 12.

Compensation Policy & Process

The principle objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both customer and shareholder-related goals that apply to the entire management team. See pages 27 and 28 for a discussion of the specific objectives set for 2008. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

After considerable review and discussion, the Compensation Committee affirmed the following guiding principles in designing executive compensation:

•	Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median for comparable utility companies;

•	The annual compensation methodology for determining base pay increases should be the same for all executive positions, including the CEO and other Named Executive Officers; and,

•

The compensation methodology should provide a consistent formula for determining each component of total compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a job grade for each position that is equal to positions with comparable responsibilities at other companies that use this job evaluation system. The national market median represents the middle, or 50 th percentile, of the compensation marketplace for the utility industry and provides a level of compensation for each job grade level and position that is sufficient to attract and retain executive talent.

The Committee compares the Company’s total compensation to the total compensation paid at a group of approximately 60 utilities1 in the Hay Group database (the “Hay 60”) that the Hay Group believes is representative of the national compensation marketplace for utility company executive talent. In addition, the Committee also compares the compensation of the CEO to a selected group of 12 small publicly-traded utility companies2 to ensure that total compensation for the Company’s most senior executive is reasonable and competitive, and consistent with CEO pay practices at peer companies. Finally, because the Company competes with other industries for executive talent, the Committee also considers Hay Group compensation data from all industries combined.

Robert G. Schoenberger and George E. Long, Jr. participate in meetings of the Compensation Committee at the Committee’s request. Mr. Schoenberger and Mr. Long serve the Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Committee’s review, consideration and approval. From time to time, other executive officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports.

Individual performance and Company performance are two critical components in determining how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 52% (for Mr. Schoenberger) and 38% (average for the other Named Executive Officers) of the annual compensation awarded in 2008 is variable annual cash incentive compensation and variable annual equity compensation that is directly related to the Company’s overall performance.

[1]

AES, Allegheny Energy, Anaheim Public Utilities, Atmos Energy, Avista, BHP Billiton, BP America, California Independent System Operator, CDX Gas, CenterPoint Energy, City of Austin – Austin Energy, City of Roseville CA, Colorado Springs Utilities, CPS Energy, Dominion Resources, DPL, East Bay Municipal Utility District, Electric Reliability Council of Texas, ElectriCities of North Carolina, Energy Future Holdings, Exterran, Great Plains Energy, Hilcorp Energy, Iroquois Pipeline, JEA, Kinder Morgan, Knoxville Utilities Board, Los Angeles Department of Water & Power, Memphis Light, Gas & Water, Metropolitan Water District of Southern CA, Midwest Independent Transmission System Operator, Minnkota Power Cooperative, Mirant, Montana Dakota Utility, Nashville Electric Service, New York Independent System Operator, New York Power Authority, Old Dominion Electric Cooperative, Orlando Utilities Commission, Phoenix Water & Wastewater, Piedmont Natural Gas, PJM Interconnection, Platte River Power Authority, Portland General Electric, Powersouth, Primesouth, Public Works Commission of Fayetteville North Carolina, Puget Energy, Riverside Public Utilities, Sacramento Municipal Utilities District, San Diego County Water Authority, Santee Cooper, Sierra Southwest Co-Op Services, Snohomish County Public Utility District, South Jersey Industries, Southern Minnesota Municipal Power Agency, Southern Union, Southwest Gas, Southwest Power Pool, SUEZ Energy, WBI Holdings, Williams, Wood Mackenzie.

[2]

RGC Resources, Inc., Florida Public Utilities Company, Chesapeake Utilities Corp., Central Vermont Public Service Corp., Empire District Electric Company, MGE Energy, Inc., Southwestern Energy Company, El Paso Electric Company, CLECO Corp., CH Energy Group, Inc., South Jersey Industries, Inc., Idacorp, Inc.

Base Salary

The Company sets salary ranges for every job grade and position based upon salary survey data provided by the Hay Group. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other utility companies. In relation to each Named Executive Officer, base pay is set within the salary range based upon individual performance relative to individual annual goals. This same process is used for both executive and non-executive positions.

Incentive Plan

The Company sets annual target cash incentive compensation equal to the market median target cash incentive compensation based on data provided by the Hay Group. The Company has also developed a “balanced score card” approach to setting goals for the Incentive Plan (as defined below), recommending certain goals from the Strategic Plan that represent success in financial results, operations, electric reliability, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See pages 27 and 28 for a discussion of this score card.

Equity Compensation:

Restricted Stock Plan

The Company grants an annual amount of restricted stock to executive participants in the Restricted Stock Plan each year. The size of the annual grant is based upon the Company’s performance as well as on market data for the median size grant at other companies, as calculated using the Hay 60 database. The shares of restricted stock vest over time, and the executive must request and receive approval from either the CEO or the chief financial officer (“CFO”) to sell fully vested shares.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined under the Company’s salary policy, which assigns each position a grade and a salary range. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. The salaries of the Named Executive Officers, and all employees, are reviewed annually, as well as at the time of a promotion or change in responsibilities. Merit increases within the salary range are determined based on an evaluation of each individual’s skills, experience, performance and position in their salary range. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, comprised of the companies in the Hay 60 database.

Each year, Mr. Schoenberger evaluates the performance of the Company and discusses this evaluation with the Executive Committee of the Board of Directors. The Executive Committee then meets in executive session jointly with the Compensation Committee to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

Incentive Compensation

Management Incentive Plan—All executives, including the Named Executive Officers, are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan,”) which has been in place since 1998. The Incentive Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principle compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of the Company’s stakeholders. The Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives are key performance metrics from the Strategic Plan, and are the same for executive officers and general employees to ensure that all employees are focused on common bottom-line business, customer service, and operational results except that Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, as established by the Compensation Committee. These objectives are discussed below under “Performance Objectives and Measures For Incentive Compensation.” Under the Incentive Plan, executive officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each executive officer’s target award is established as a percentage of base salary and the relative level of his or her position when compared to other electric and gas utility companies, calculated using the Hay 60 database. The target awards for 2008 are based on the following base salary percentages for the Named Executive Officers:

Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Gantz	30%
Mr. Black	32%

Actual awards can be less than or greater than the target payout amount depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Committee’s assessment of qualitative performance, such as capitalizing on unplanned opportunities and responding to unforeseen problems. This Qualitative Score adjustment may increase or decrease the award by up to 0.25.

Restricted Stock Plan—The Unitil Corporation Restricted Stock Plan (“Restricted Stock Plan”) was approved by shareholders at the 2003 annual meeting of shareholders. Participation in the Restricted Stock Plan is currently limited to executive officers and other employees named by the Compensation Committee. The Restricted Stock Plan provides annual awards, which are generally granted in February of each year, in the form of restricted shares of Common Stock. The Company grants annual awards to current Restricted Stock Plan participants based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target grant awards are established that generally vary based upon the grade level of each participant’s position in the Company. The objectives of the Restricted Stock Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that executive officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock vest fully over a period of four years at a rate of 25% each year subject to maintaining a business relationship with the Company. Participants holding restricted shares granted under the Restricted Stock Plan have the same rights as all shareholders, including the right to vote the restricted shares and collect any cash dividends paid on the restricted shares prior to vesting. Additionally, restricted stock awards are grossed-up to offset the participant’s tax obligation in connection with the award. The gross-up feature was designed to support the Restricted Stock Plan’s stated objectives of encouraging stock ownership by ensuring that taxes on the grant are paid without executives needing to sell their shares in order to meet this tax obligation. The gross-up feature also reduces both the dilutive effect of the Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the Committee:

1)	sets the gross amount of the stock award to be equal to the market median award;

2)	subtracts the federal and Medicare tax impacts of the award; then

3)	divides the net award value by the current stock price to calculate a net award in shares.

After grossing-up for taxes, the net award provides a market competitive award while minimizing both dilution and volatility.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Restricted Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board of Directors each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Committee each year. The Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the minimum determined by the Committee.

For 2008, the Committee selected the following performance objectives for the Incentive Plan and Restricted Stock Plan:

Objective—2008	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum—approved budget EPS minus $0.10 Target—approved budget EPS Maximum—approved budget EPS plus $0.10	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies	Minimum—better than lowest third of peers Target—better than peer average Maximum—in top third of peers	15%
Cost Per Customer the achievement of O&M (operations & maintenance) cost per customer measured against same-year performance of peer utility companies	Minimum—better than peer average Target—in least cost third of peers Maximum—lowest cost among peers	20%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum—191 minutes Target—156 minutes Maximum—121 minutes	15%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum—target minus 5% Target—national EEI benchmark Maximum—target plus 5%	10%
Residential Electric Rates the achievement of residential rates measured against same-year performance of peer utility companies	Minimum—better than most costly third of peers Target—better than peer average Maximum—in the least cost third of peers	15%
TOTAL		100%

For the “peer companies” referenced above, actual performance is compared to a select group of New England-based utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: NStar, Energy East, CH Energy Group, UIL Holding Company, Central Vermont Public Service, Northeast Utilities, Maine and Maritimes, and National Grid.

The Compensation Committee determined that Mr. Black’s compensation under the Unitil Management Incentive Plan should be determined and measured based upon attainment of goals specific to the success of Usource business operations. Specifically, the Compensation Committee established the goals and relative weightings as follows:

Objective—2008	Measure	Weight
Usource Gross Revenues the achievement of a stipulated amount of gross revenue from Usource business operations.	Minimum—$3.7M Target—$4.5M Maximum—$5.6M	70%
Usource Net Income the achievement of a stipulated amount of net income from Usource business operations	Minimum—$250,000 Target—$425,000 Maximum—$600,000	30%
TOTAL		100%

For 2009, the Compensation Committee selected the following performance objectives for the Incentive Plan and Restricted Stock Plan:

Objective—2009	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum—approved budget EPS minus $0.10 Target—approved budget EPS Maximum—approved budget EPS plus $0.10	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies in the northeast	Minimum—better than lowest third of peers Target—better than peer average Maximum—in top third of peers	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum—min. level for service quality minus 2% Target—min. level for service quality Maximum—min. level for service quality plus 2%	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum—191 minutes Target—156 minutes Maximum—121 minutes	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum—target minus 5% Target—national EEI benchmark Maximum—target plus 5%	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum—better than most costly third of peers Target—better than peer average Maximum—in the least cost third of peers	30%
TOTAL		100%

For 2009, the Compensation Committee also determined the following specific goals and weightings for Mr. Black under the Unitil Management Incentive Plan:

Objective - 2009	Measure	Weight
Usource Gross Revenues the achievement of a stipulated amount of gross revenue from Usource business operations.	Minimum—$3,800,000 Target—$4,000,000 Maximum—$4,200,000	40%
Usource Net Income the achievement of a stipulated amount of net income from Usource business operations	Minimum—$870,000 Target—$1,300,000 Maximum—$1,700,000	60%
TOTAL		100%

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the external auditors, to approve the payout under the Incentive Plan and to approve the annual grant under the Restricted Stock Plan. This schedule allows the incentive compensation information for the Named Executive Officers to be included in the proxy statement and also allows the Incentive Plan award to be made before the March 15 deadline established by the Internal Revenue Code of 1986, as amended, Section 409A.

Incentive Compensation Formulas

For each Incentive Plan participant, including the Named Executive Officers, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Restricted Stock Plan participant, including the Named Executive Officers, the information in the following formula is used to calculate their individual grant in any plan year:

Target Restricted Share Grant x Performance Factor = Actual Restricted Share Grant

The Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score in the Incentive Plan as follows:

Incentive Plan Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying the “weight” by the “factor.” The “factor” is based upon where the actual performance results fall on the continuum of minimum—

target—maximum, with “target” assigned a “factor” of 100, “minimum” assigned a “factor” of 50 and “maximum” assigned a “factor” of 150.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Committee seeks input from Mr. Schoenberger regarding the challenges faced during the year and the ways in which the Company responded to those challenges and capitalized on opportunities. The Committee meets in executive session to discuss and decide upon a Qualitative Score, and once determined, the same score is used to calculate the incentive payout for all employees, including the CEO and Named Executive Officers. Target Incentive Plan Payout percentages and Target Restricted Share Grants are set according to each participant’s job grade-level in accordance with survey data provided by the Hay Group.

As provided in the Compensation Committee Charter, the Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the freedom to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Restricted Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2008 results, the Committee made no Qualitative Score adjustment.

Other Compensation Plans

Stock Option Plan—The 1998 Unitil Corporation Stock Option Plan (“Stock Option Plan”) was adopted by the Board of Directors in December 1998. At the time of adoption, shareholder approval was not required for certain equity compensation plans under American Stock Exchange rules, which was the exchange upon which the Company was listed at the time. The Stock Option Plan was terminated upon recommendation of the Compensation Committee in 2001 because the Compensation Committee agreed with management’s observation that value was not being delivered to participants as compared to the cost of the option grants under the Stock Option Plan. Shareholders were paying for the Stock Option Plan through reduced earnings; however, participants were not realizing the same gains in compensation value. Therefore, the same annual value from the Stock Option Plan was used to fund the Restricted Stock Plan, previously described. In April 2004, the 177,500 remaining registered but ungranted shares in the Stock Option Plan were deregistered with the SEC. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 66,500 options currently outstanding. The options granted under the Stock Option Plan were granted for a period of ten years at an exercise price of 100% of the fair market value based on the closing stock price on the day preceding the grant. If unexercised, these options will expire in 2010 and 2011. Currently, all outstanding options are fully vested and exercisable.

Other Benefits

Unitil Corporation Retirement Plan (“Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering substantially all employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board of Directors in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been named by the Board to participate in the SERP. The SERP also currently pays benefits to two retired executives of the Company. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service;

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the SERP.

See also the Pension Benefits Table on page 42 for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements. This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin, Mr. Gantz, and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner has a two-year Change of Control Agreement in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: 1) a change of control must occur and 2) an adverse employment action must occur. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. See also the discussion of “Potential Payments Upon Termination or Change in Control” for a full description of “change in control” as defined in the Agreements.

Employment Agreement—Robert G. Schoenberger—In order to retain the services of the CEO, the Board of Directors has approved an Employment Agreement with Mr. Schoenberger. The Employment Agreement provides job security for the term of the Agreement (through October 31, 2009) by specifying reasons why Mr. Schoenberger’s employment may be terminated by the Board of Directors. The Employment Agreement also protects the Company’s interests during and following termination of employment by providing specific reasons for termination and by prohibiting Mr. Schoenberger from engaging directly or indirectly in competition with the Company, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices.

The Company initially entered into an employment agreement with Mr. Schoenberger when he joined the Company on November 1, 1997, and then again on November 1, 2000, November 1, 2003, and November 1, 2006. The terms of Mr. Schoenberger’s current Employment Agreement specify Mr. Schoenberger’s base salary, which is subject to annual review by the Board of Directors for discretionary periodic increases in accordance with the Company’s compensation policies. The Employment Agreement also states that Mr. Schoenberger is entitled to continued participation in the Company’s SERP and all other management and employee benefit plans made available by the Company, and that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

The Employment Agreement provides that the Board of Directors may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, Mr. Schoenberger will receive a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual Incentive Plan amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during that two-year period Mr. Schoenberger secures full-time employment, the obligation to provide benefits will cease. All payments described above will be made in accordance with regular payroll policies.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with an automobile for both business and personal use. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 34. Both of these perquisites were provided to Mr. Schoenberger pursuant to his initial and subsequent Employment Agreements. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain executive officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and generally seeks to structure executive compensation so that it will constitute “qualified performance-based compensation” and therefore not be subject to the deduction limitations of Section 162(m) of the Code. There can be no assurance, however, that such executive compensation will be treated as “qualified performance-based compensation.” In addition, the Company reserves its right to authorize executive compensation that may be subject to the deduction limitations of Section 162(m) of the Code when the Company believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Management

The Company does not have a formal policy requiring stock ownership by management. One of the key objectives of the Restricted Stock Plan is to promote ownership of the Company’s stock by management, and the Restricted Stock Plan has been successful in this objective with almost all of the restricted shares granted to date held by management as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan which includes company matching contributions, and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For employees hired before January 1, 1986, 100% of the cost of post-retirement medical insurance, including reimbursement of a portion of the retirees’ Medicare Part B premiums is paid. For employees hired on or after January 1, 1986, the Company will subsidize post-retirement medical premiums at the same percentage as active employees until age 65 and 100% of Medicare supplement insurance after age 65, but Medicare Part B premiums are not reimbursed.

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its chief executive officer, its chief financial officer, and its three other most highly compensated officers in the years 2006 through 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2008 2007 2006	443,302 424,212 400,202	— — —		125,748 116,171 108,269	— — —	294,796 263,011 176,088	366,736 256,027 242,324	65,404 120,398 92,130	(5)	1,295,986 1,179,819 1,019,013
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2008 2007 2006	214,437 205,203 189,066	— — —		37,218 30,475 26,037	— — —	99,820 89,058 58,232	64,369 52,417 38,087	19,957 17,824 11,987	(6)	435,801 394,977 323,409
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2008 2007 2006	216,970 207,627 193,914	— — —		42,711 40,221 37,894	— — —	101,000 90,110 59,726	17,569 48,142 26,356	22,875 22,219 16,027	(7)	401,125 408,319 333,197
George R. Gantz Senior Vice President Unitil Service	2008 2007 2006	194,315 187,744 180,871	— — —		24,109 22,883 21,654	— — —	77,532 69,841 47,750	54,115 73,551 49,489	26,431 13,287 37,808	(8)	376,502 367,306 337,572
Todd R. Black President Usource	2008 2007 2006	165,183 158,070 152,115	9,000 — —	(9)	15,133 14,331 13,534	— — —	45,987 64,429 37,268	13,785 16,553 13,376	12,577 11,379 9,295	(10)	261,665 264,762 225,588

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Values shown in column (e) represent the Company’s compensation expense for shares granted to each Named Executive Officer under the Restricted Stock Plan, which vest at a rate of 25% per year. Amounts shown were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2006, December 31, 2007, and December 31, 2008, regarding assumptions underlying valuation of equity awards. Shares represented in the 2006 compensation expense were granted in 2003, 2004, 2005 and 2006. Shares represented in the 2007 compensation expense were granted in 2003, 2004, 2005, 2006 and 2007. Shares represented in the 2008 compensation expense were granted in 2004, 2005, 2006, 2007 and 2008. There have been no forfeitures under the Restricted Stock Plan.
(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Compensation Discussion and Analysis”). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 5, 2007, for 2006 Incentive Plan results, February 6, 2008, for 2007 Incentive Plan results and February 16, 2009, for 2008 Incentive Plan results. See also the Grants of Plan-Based Awards Table on page 36.

NOTES, continued:

(4)	The amounts shown for Mr. Schoenberger, Mr. Collin and Mr. Meissner reflect the change in pension value plus the change in the SERP value. The amounts shown for Mr. Gantz and Mr. Black reflect only the change in pension value. The Company does not have a non-qualified deferred compensation plan.
(5)	All Other Compensation for Mr. Schoenberger for the year 2008 includes a vehicle allowance, club dues, the 401(k) company match, non-preferential dividends earned in 2008 on the 5,500 shares of Restricted Stock awarded in 2008, and the tax gross-up on the 4,075 shares of restricted stock that vested in 2008 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $40,868.
(6)	All Other Compensation for Mr. Collin for the year 2008 includes the 401(k) company match, non-preferential dividends earned in 2008 on the 1,800 shares of Restricted Stock awarded in 2008, and the tax gross-up on the 1,108 shares of restricted stock that vested in 2008 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $11,194.
(7)	All Other Compensation for Mr. Meissner for the year 2008 includes the 401(k) company match, non-preferential dividends earned in 2008 on the 1,800 shares of Restricted Stock awarded in 2008, and the tax gross-up on the 1,408 shares of restricted stock that vested in 2008 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $14,112.
(8)	All Other Compensation for Mr. Gantz for the year 2008 includes the 401(k) company match, non-preferential dividends earned in 2008 on the 1,000 shares of Restricted Stock awarded in 2008, and the tax gross-up on the 800 shares of restricted stock that were granted and became taxable as current income in 2008, in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $19,566. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Gantz is currently eligible for retirement under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Gantz’s unvested restricted shares as taxable income. Taxes were paid on this additional taxable income in accordance with the gross-up provision of the Restricted Stock Plan.
(9)	Mr. Black received a Chairman’s Award for 2008 which is an award open to all employees that is given for outstanding contribution for the year. Mr. Black was nominated for the Chairman’s Award by Mr. Schoenberger for his extraordinary performance in public relations. The Chairman’s Awards are approved by the Compensation Committee.
(10)	All Other Compensation for Mr. Black for the year 2008 includes the 401(k) company match, non-preferential dividends earned in 2008 on the 630 shares of Restricted Stock awarded in 2008, and the tax gross-up on the 502 shares of restricted stock that vested in 2008 in accordance with the gross-up provision of the Restricted Stock Plan.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Restricted Stock Plan awards, made to the Named Executive Officers for the year 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

			Potential Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Potential Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Option Awards: Number of Secur-ities Under- lying Options (#)	Exer. or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)	Market Price on Grant Date ($)
Name and Principal Position	Grant Date		Min	Target	Max	Min	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/16/09 2/16/09	(3) (4)	110,826 —	221,651 —	332,477 —	— 3,110	— 6,220	— 9,330	— —	— —	— 191,172	— 20.49
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/16/09 2/16/09	(5) (6)	37,526 —	75,053 —	112,579 —	— 960	— 1,910	— 2,870	— —	— —	— 58,806	— 20.49
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/16/09 2/16/09	(7) (8)	37,970 —	75,940 —	113,909 —	— 960	— 1,910	— 2,870	— —	— —	— 58,806	— 20.49
George R. Gantz Senior Vice President Unitil Service	2/16/09 2/16/09	(9) (10)	29,147 —	58,295 —	87,442 —	— 530	— 1,060	— 1,590	— —	— —	— 32,579	— 20.49
Todd R. Black President Usource	2/16/09 2/16/09	(11) (12)	26,429 —	52,859 —	79,288 —	— 340	— 670	— 1,010	— —	— —	— 20,695	— 20.49

NOTES:

(1)	In connection with the Incentive Plan, the award for 2008 performance was granted at 133% of Target for all Named Executive Officers, with the exception of Mr. Black, as determined by the Compensation Committee. Mr. Black’s award for 2008 performance is based on the goals of Usource business operations, which was granted at 87% of Target, also as determined by the Compensation Committee. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.
(2)	In connection with the Restricted Stock Plan, the award for 2008 performance was granted at 133% of Target for all Named Executive Officers, as determined by the Compensation Committee. Based on the Performance Factor formula discussed in the “Compensation Discussion and Analysis” on page 29, Restricted Stock Plan awards granted at 130% to 150% of Target equate to awards at 150% of the Target amount for all participants as illustrated in the “Performance Factor” table included in the “Compensation Discussion and Analysis” on page 29. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See “Equity Compensation Plan Information” below for additional information on the mechanics of the Restricted Stock Plan.
(3)	The estimated possible payout information shown for the Incentive Plan is for the 2009 awards for 2008 performance. Mr. Schoenberger’s actual award was granted at 133% of Target, for a total award of $294,796. See also column (g) of the Summary Compensation Table on page 34.
(4)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2009 restricted stock awards for 2008 performance. Mr. Schoenberger’s actual stock award was granted at 150% of Target, for a total award of 9,330 shares of restricted stock.
(5)	The estimated possible payout information shown for the Incentive Plan is for the 2009 awards for 2008 performance. Mr. Collin’s actual award was granted at 133% of Target, for a total award of $99,820. See also column (g) of the Summary Compensation Table” on page 34.

NOTES, continued:

(6)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2009 restricted stock awards for 2008 performance. Mr. Collin’s actual stock award was granted at 150% of Target, for a total award of 2,870 shares of restricted stock.
(7)	The estimated possible payout information shown for the Incentive Plan is for the 2009 awards for 2008 performance. Mr. Meissner’s actual award was granted at 133% of Target, for a total award of $101,000. See also column (g) of the Summary Compensation Table on page 34.
(8)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2009 restricted stock awards for 2008 performance. Mr. Meissner’s actual stock award was granted at 150% of Target, for a total award of 2,870 shares of restricted stock.
(9)	The estimated possible payout information shown for the Incentive Plan is for the 2009 awards for 2008 performance. Mr. Gantz’s actual award was granted at 133% of Target, for a total award of $77,532. See also column (g) of the Summary Compensation Table on page 34.
(10)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2009 restricted stock awards for 2008 performance. Mr. Gantz’s actual stock award was granted at 150% of Target, for a total award of 1,590 shares of restricted stock.
(11)	The estimated possible payout information shown for the Incentive Plan is for the 2009 awards for 2008 performance. Mr. Black’s actual award was granted at 87% of Target, for a total award of $45,987. See also column (g) of the Summary Compensation Table on page 34.
(12)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2009 restricted stock awards for 2008 performance. Mr. Black’s actual stock award was granted at 150% of Target, for a total award of 1,010 shares of restricted stock.

Non-Equity Compensation Plan Information

The Incentive Plans

The Company has a Management Incentive Plan, in which all Named Executive Officers participate, and an Employee Incentive Plan, which have been in place since December 1998. These plans provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. The Management Incentive Plan is available to management employees at grade level 19 and higher. The Employee Incentive Plan is open to employees below grade level 19, with the exception of those employees covered under a collective bargaining agreement.

Annual performance objectives are established each year by the Compensation Committee, and payment of awards, if applicable, is made early in the year following achievement of the objectives. Target incentive payments are established each year that vary based upon the grade level of each participant’s position. Based on 2008 results, the Compensation Committee determined that awards would be paid at 133% of the Target amount. For those employees subject to the Usource goals and objectives, awards were paid at 87% of the Target amount. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 22.

Equity Compensation Plan Information

Restricted Stock Plan

The Restricted Stock Plan is an equity-based plan in which all Named Executive Officers participate, which has been in place since April 2003. Persons eligible to participate in the Restricted Stock Plan include all employees, Directors and consultants of the Company, its subsidiaries and its affiliates. Awards under the Restricted Stock Plan are granted in the form of restricted shares of the Company’s common stock. Awards under the Restricted Stock Plan vary each year based on the achievement of annual performance objectives that correlate with the annual performance objectives as defined under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 34.

Since the inception of the Restricted Stock Plan, shares of restricted stock were awarded for prior year performance in February 2009, February 2008, February 2007, February 2006, March 2005, April 2004, and May 2003 under the terms and conditions of the plan. Grants of restricted stock vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting position, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2008, the Company paid a quarterly non-preferential dividend of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

Based on 2008 results, the Compensation Committee determined that awards under the Restricted Stock Plan would be paid at 133% of Target, which based on the Performance Factor Formula discussed on page 29, equates to 150% of the Target amount for all participants. Restricted stock awards granted to participants on February 16, 2009 are not included in the Security Ownership of Certain Beneficial Owners, Directors and Officers Table on page 4 because the grant date occurred after the record date, February 6, 2009.

For participants, actual valuation of the awards granted under the Restricted Stock Plan is the closing price of Unitil common stock on the day the shares vest. All awards granted have been grossed-up to offset the participant’s tax obligation in connection with the award. At the time of grant, the Compensation Committee takes into account the value of the gross-up feature and reduces the size of the awards accordingly. Additional information concerning the tax gross-up process and formula is included in the “Compensation Discussion and Analysis” on page 26.

The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted shares are subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or a change in control. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income in accordance with the Restricted Stock Plan’s gross-up provisions. Upon the occurrence of a change in control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted shares will immediately lapse. The term “change in control” is defined below on page 47.

Equity Compensation Plan Information

Stock Option Plan

The Stock Option Plan was adopted by the Board of Directors in December 1998, and was terminated upon recommendation of the Compensation Committee in 2001. See also the “Compensation Discussion and Analysis” on page 30 for additional information regarding plan termination. The Compensation Committee is charged with the ongoing administration of the Stock Option Plan. During the approximately three-year period that the plan was active, grants were made to certain management employees (“participants”) in March, 1999, January, 2000, and January, 2001. No option grant has been made since January 2001, and no further option grants will be made under this plan. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 66,500 option shares currently outstanding.

Stock options granted under the Stock Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant. Each option grant carried a vesting period of three years: 25% in year one, 25% in year two and 50% in year three. The options granted under the Stock Option Plan were granted for a period of ten years at an exercise price equal to 100% of the fair market value based on the closing stock price on the day preceding the grant. If unexercised, current outstanding options will expire in 2010 and 2011. Currently, all outstanding options are fully-vested and exercisable. As of December 31, 2008, no option grants had exercise prices below the fair market value of the underlying common stock. On March 5, 2009, a total of 30,700 options, which were granted on March 5, 1999, expired and were forfeited because the exercise price exceeded the current market value of Unitil’s common stock. Of the 30,700 options that expired and were forfeited, 26,700 were held by the Named Executive Officers. The options granted under the Stock Option Plan are reflected in the Outstanding Equity Awards Table on page 41.

The Stock Option Plan contains a provision that upon a change in control of the Company, all unvested outstanding options shall become fully vested and exercisable. Upon termination from the Company as a result of death or disability, the participant shall have up to the date of expiration, or 12 months, whichever date is earlier, to exercise any option granted under the Stock Option Plan. Upon termination from the Company for cause, all outstanding option grants immediately expire and are forfeited. Upon voluntary termination, including retirement, or upon termination by the Company for any reason other than death, disability, or cause, the participant shall have 90 days from the date of termination to exercise any outstanding option grant.

The table below provides information with respect to the option exercised in 2008 under the 1998 Stock Option Plan, and the shares of stock granted under the Restricted Stock Plan in previous years that vested during 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	825 1,250 1,000 1,000	(2) (3) (4) (5)	23,504 36,250 27,100 26,970
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	270 438 200 200	(2) (3) (4) (5)	7,692 12,688 5,420 5,394
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	270 438 350 350	(2) (3) (4) (5)	7,692 12,688 9,485 9,440
George R. Gantz (6) Senior Vice President Unitil Service	—	—	150 250 200 200	(2) (3) (4) (5)	4,274 7,250 5,420 5,394
Todd R. Black President Usource	300	$938	95 157 125 125	(2) (3) (4) (5)	2,707 4,553 3,388 3,371

NOTES:

(1)	A portion of the stock option granted to Mr. Black on March 5, 1999, under the terms and conditions of the 1998 Stock Option Plan was exercised on October 10, 2008, at the exercise price of $23.375.
(2)	In connection with the Restricted Stock Plan grant on February 9, 2007, 25% of the total grant for each participant vested on February 9, 2008 at a price of $28.49.
(3)	In connection with the Restricted Stock Plan grant on February 16, 2006, 25% of the total grant for each participant vested on February 16, 2008 at a price of $29.00.
(4)	In connection with the Restricted Stock Plan grant on March 8, 2005, 25% of the total grant for each participant vested on March 8, 2008 at a price of $27.10.
(5)	In connection with the Restricted Stock Plan grant on April 29, 2004, 25% of the total grant for each participant vested on April 29, 2008 at a price of $26.97.
(6)	The amounts shown for Mr. Gantz as shares that vested in 2008 represent only the number of shares that actually vested and are free of all restrictions in accordance with the provisions of the Restricted Stock Plan. Not included are the remainder of Mr. Gantz’s outstanding unvested shares that were considered vested for tax purposes in 2008 due to his eligibility for retirement under the provisions of the Unitil Corporation Retirement Plan.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2008, including exercisable option awards granted under the Option Plan, and unvested stock awards granted under the Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)		Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	20,000 20,000 20,000	(1) (2) (3)	— —	— —	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	1,000 2,500 2,475 5,500	(4) (5) (6) (7)	20,650 51,625 51,109 113,575	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	1,500 1,500 2,000	(1) (2) (3)	— —	— —	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	200 874 810 1,800	(4) (5) (6) (7)	4,130 18,048 16,727 37,170	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	1,000 1,000 1,000	(1) (2) (3)	— —	— —	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	350 874 810 1,800	(4) (5) (6) (7)	7,228 18,048 16,727 37,170	— — — —	— — — —
George R. Gantz Senior Vice President, Unitil Service	2,500 2,500 2,500	(1) (2) (3)	— —	— —	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	200 500 450 1,000	(4) (5) (6) (7)	4,130 10,325 9,293 20,650	— — — —	— — — —
Todd R. Black President, Usource	1,700 2,000 2,000	(1) (2) (3)	— —	— —	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	125 311 285 630	(4) (5) (6) (7)	2,581 6,412 5,885 13,010	— — — —	— — — —

NOTES:

(1)	Option was granted on March 5, 1999 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(2)	Option was granted on January 17, 2000 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(3)	Option was granted on January 16, 2001 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(4)	Shares of restricted stock were granted on March 8, 2005 pursuant to the 2003 Restricted Stock Plan, which vested 25% on March 8, 2006, 25% on March 8, 2007, and 25% on March 8, 2008. The remaining unvested shares shown in the table (25% of the total grant) will vest on March 8, 2009.
(5)	Shares of restricted stock were granted on February 16, 2006 pursuant to the 2003 Restricted Stock Plan, which vested 25% on February 16, 2007, and 25% on February 16, 2008. The remaining unvested shares shown in the table (50% of the total grant) will vest 25% on February 16, 2009 and 25% on February 16, 2010.
(6)	Shares of restricted stock were granted on February 9, 2007 pursuant to the 2003 Restricted Stock Plan, which vested 25% on February 9, 2008. The remaining unvested shares shown in the table (75% of the total grant) will vest 25% on February 9, 2009, 25% on February 9, 2010, and 25% on February 9, 2011.
(7)	Shares of restricted stock were granted on February 6, 2008 pursuant to the 2003 Restricted Stock Plan. The unvested shares shown in the table (100% of the total grant) will vest 25% on February 6, 2009, 25% on February 6, 2010, 25% on February 6, 2011, and 25% on February 6, 2012.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those officers currently participating in the SERP, as of December 31, 2008. The amounts shown in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP (1)	11 11	316,364 979,849	— —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP (1)	20 20	298,356 15,453	— —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP (1)	14 14	168,175 6,929	— —
George R. Gantz Senior Vice President, Unitil Service	Retirement Plan	25	535,643	—
Todd R. Black President, Usource	Retirement Plan	11	97,540	—

NOTES:

(1)	The present value amounts calculated by the Company’s Actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the 2008 discount rate of 6.25%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any executive officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)

1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides all employees with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. Mr. Gantz is the only Named Executive Officer currently eligible for early retirement benefits. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board of Directors. At the present time, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been selected by the Board to receive SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board of Directors, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. Currently, none of the Named Executive Officers participating in the SERP are eligible for early retirement. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits under the SERP.

Potential Payments Upon Termination or Change in Control

Upon termination of employment following a change in control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change in control that are payable to Mr. Schoenberger are addressed in his employment agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid solely following a change in control of the Company.

Change in Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change in control. The Board of Directors approves all Change of Control Agreements (“Agreements.”) The Company maintains both two-year (executed in 2001 and later) Agreements and three-year (executed prior to 2001) Agreements. All existing Agreements are “double trigger” Agreements, meaning that two events must occur in order for benefits to be paid: 1) a change of control must occur and 2) an adverse employment action must occur during the term of the Agreement. The term of each Agreement begins upon a change in control of the Company. Double trigger Agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. Each Agreement becomes effective, and the severance benefit becomes payable, exclusively upon the occurrence of a change in control of the Company. The terms “change in control” and “adverse employment action” are defined for this purpose below starting on page 47.

The information below reflects the estimated current value of the compensation to be paid to each of the Named Executive Officers of the Company in the event of termination following a change in control of the Company and an adverse employment action. The amounts shown below assume that termination of employment was effective as of December 31, 2008, and thus includes amounts earned through that time. The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers upon termination. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company.

ESTIMATED CURRENT VALUE OF CHANGE IN CONTROL BENEFITS (1)

Name	Severance Amount (2) ($)	Pension Benefit ($)	401(k) Match ($)	Insurance Continu- ation ($)	Accel- erated Vesting of Restricted Stock (3) ($)	Estimated Amount of Excise Tax Gross-up (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2,128,606	329,662	21,350	59,215	236,959	928,794	3,704,586
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	914,172	77,548	21,350	41,201	76,095	386,918	1,517,284
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	623,481	51,688	14,391	38,962	79,193	232,910	1,040,625
George R. Gantz Senior Vice President, Unitil Service	795,527	89,224	21,350	62,648	0	389,277	1,358,026
Todd R. Black President, Usource	691,568	39,312	20,709	56,930	27,929	289,853	1,126,301

NOTES:

(1)	The amounts shown were calculated using a discount rate of 6.25% and a discount factor of 2.25%.
(2)	The amounts shown represent the present value of two or three years’ base salary and Incentive Plan cash award, depending on the term of the agreement. Mr. Schoenberger, Mr. Collin, Mr. Gantz and Mr. Black—three years; Mr. Meissner—two years.
(3)	The numbers shown represent the IRS value under section 4999 of the Internal Revenue Code due to the vesting of the awards granted under the Restricted Stock Plan. The amounts shown were calculated using the closing stock price on December 31, 2008, $20.65.
(4)	The estimated amount of excise tax gross-up is equal to the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits payable on December 31, 2008 that exceeds each individual’s average W-2 earnings for the years 2004 to 2008.

The total reflected in the table above is calculated by adding (i) the present value of two or three years’ base salary and Incentive Plan cash award, based on the term of the Agreement; (ii) the present value of the amount, in addition to the amount reflected in the Pension Benefit Table, the employee would have received under the Retirement Plan, based on the term of the Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k), based on the term of the Agreement; and (iv) the economic benefit of the accelerated vesting of all unvested restricted shares held as of the date of termination. Also included is the present value of two or three years’ insurance continuation, based on the term of the Agreement, and the present value of the estimated amount of excise tax gross-up, if applicable. All calculations assume the employee would have continued to be employed for the two or three-year period applicable to the term of their individual Agreement.

Each Agreement also provides for the continuation of all employee benefits for a period of two or three years, based on the term of the Agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will “gross up,” on an after-tax basis, the Named Executive Officers’ compensation for that excise tax.

The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

Chief Executive Officer—Employment Agreement

On November 1, 2006, the Company entered into the current employment agreement (the “Employment Agreement”) with Mr. Schoenberger that provides for his employment as chairman of the Board, chief executive officer and president of the Company through October 31, 2009. Mr. Schoenberger’s Employment Agreement provides that he will receive an annual base salary of at least $400,200, which is subject to annual review by the Compensation Committee and the Board of Directors for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, Mr. Schoenberger is entitled to participation in the Company’s SERP, as previously approved by the Board of Directors, and all other employee benefit plans made available by the Company. Mr. Schoenberger is also entitled to participate in all executive benefit and incentive plans, which includes the Management Incentive Plan and the Restricted Stock Plan. The Employment Agreement also provides that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

Under the terms of the Employment Agreement, the Board of Directors may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, and (ii) an annual amount equal to the average of the annual Incentive Plan award received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, which have a total present value as of December 31, 2008, of $1,292,166, which shall be paid in equal monthly installments for a period of 24 months in accordance with the Company’s regular payroll policies. Mr. Schoenberger shall also be entitled to continuation of all benefits for a period of two years following the date of termination, which have a value of $26,777, as of December 31, 2008. If during that two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease.

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive Company, or diverting any business of the Company to a competitive Company, in each case for a period of two years following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Definition of Change of Control and Adverse Employment Action

A change of control is defined in the Change of Control Agreements as:

(i)	Unitil receives a report on Schedule 13D filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly-owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Directors of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period. Should the change of control be shareholder approved, and if the Board of Directors determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

An adverse employment action is defined in the Change of Control Agreements as any:

(i)	material demotion in the position held with the Company that would cause the employee’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a change from being a senior officer of a publicly-held company or a diminution in perquisites to which the employee is currently entitled, but excluding for this purpose, changes to individuals, groups, positions, or divisions that report to the employee or the person or persons to whom the employee reports,

(ii)	assignment or reassignment by the Company of the employee to another place of employment more than 50 miles from the employee’s current place of employment,

(iii)	liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes the Change of Control Agreement and all obligations and undertakings of the Company,

(iv)	reduction in the employee’s total compensation or any specific component of compensation, except as part of a salary reduction program affecting the management employees of the Company and its subsidiaries generally,

(v)	other material breach of the Change of Control Agreement by the Company, or

(vi)	if there is a termination of the Service Agreement by and between the Company and Unitil Service Corp. dated as of January 23, 1985, as amended.

Other Matters to Come Before the Meeting

The Board of Directors does not intend to bring before the meeting any matters other than those described above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, and Unitil does not have notice of the matter on or before January 19, 2009, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

The Audit Committee has selected and employed the firm of Vitale, Caturano & Company, P.C. (“VCC”) as Unitil’s independent certified public accountants to audit Unitil’s financial statements for the fiscal year 2008. A representative of VCC will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that the VCC representative will make a prepared statement at the meeting, however, he or she will be free to do so, if desired.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2010 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 7, 2009. Any shareholder proposal for consideration at the 2010 annual meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 16, 2010.

Solicitation of Proxies

This proxy statement is being first sent to shareholders on or about March 16, 2009. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholder proxies for the 2009 annual meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held in street name, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil may also retain a proxy solicitation firm to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2008, upon written request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

B Election of Directors — The Board of Directors recommends a vote FOR each of the nominees listed below.

1. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert G. Schoenberger	[ ]	[ ]	02 - Charles H. Tenney III	[ ]	[ ]	03 - Sarah P. Voll	[ ]	[ ]

This proxy will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted in favor of the election of the three directors listed in Item 1.

PLEASE RETURN THIS PROXY PROMPTLY.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	[ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Unitil Corporation

2009 Annual Meeting of Shareholders

Thursday, April 16, 2009 at 10:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. That information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this Proxy Card to vote your shares, then sign the card and return it in the enclosed postage paid envelope.

Your vote must be submitted prior to the Annual Meeting of Shareholders on April 16, 2009, unless you plan to vote in person at the meeting.

Thank you in advance for your prompt consideration.

Please call 800-999-6501 if you would like additional information.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Unitil Corporation

This Proxy is Solicited on behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 16, 2009, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.